Medical Aesthetic Solutions, LLC

Unaudited Condensed Financial Statements

Through June 30, 2021

Medical Aesthetic Solutions, LLC

Contents

Unaudited Condensed Financial Statements

Unaudited Condensed Balance Sheets	1

Unaudited Condensed Statements of Operations and Member’s Equity	2

Unaudited Condensed Statements of Cash Flows	3

Unaudited Condensed Notes to Financial Statements	4 - 7

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Medical Aesthetic Solutions, LLC

Unaudited Condensed Balance Sheets

	June 30, 2021	December 31, 2020
Assets:

Current Assets
Cash	$57,052	$41,475
Cool Sculpting Prepaid Cards	24,700	–
Inventory	30,625	33,085
Total current assets	112,377	74,560

Equipment
Medical equipment	102,231	89,904
Less accumulated depreciation	(19,376)	(9,711)
Property and equipment, net	82,855	80,193

Total Assets	$195,232	$154,753

Liabilities and Member's Equity:

Current Liabilities
Accounts payable	$29,832	$4,180
Note payable	20,012	32,003
SBA PPP Loan	39,327	–
Other current liabilities	45,126	13,669
Total current liabilities	134,297	49,852

Non-current liabilities
Deferred income tax liability	16,841	16,841

Member's equity	44,095	88,060

Total liabilities and member's equity	$195,232	$154,753

These condensed financial statements have not been subjected to an audit or review or compilation engagement, and no assurance is provided on them.

The accompanying notes are an integral part of these condensed financial statements

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Medical Aesthetic Solutions, LLC

Unaudited Condensed Statements of Operations and Member’s Equity

	For the six months ended
	June 30, 2021	June 30, 2020
Revenue
Service revenue	$477,076	$139,462
Product revenue	40,279	–
Total Revenue	517,355	139,462

Cost of goods sold
Purchases	137,537	23,472
Salaries and wages	72,084	19,431
Fees	12,017	2,258
Depreciation	9,665	–
Total cost of goods sold	231,303	45,162

Gross profit	286,052	94,300

Operating expenses
Salaries and wages	186,310	10,791
Advertising expense	56,270	16,696
Rent expense	21,309	9,873
Other operating expenses	61,527	5,382
Total operating expenses	325,416	42,741
	(39,364)	51,559
Other income (expense)
Interest expense	(4,591)	–
Other income	1,273	300
Income before taxes	(42,682)	51,859
Income tax expense	(1,283)	–
Net (Loss) income	(43,965)	51,859

Member's equity
Beginning of period	88,060	–
End of period	$44,095	$51,859

These condensed financial statements have not been subjected to an audit or review or compilation engagement, and no assurance is provided on them.

The accompanying notes are an integral part of these condensed financial statements.

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Medical Aesthetic Solutions, LLC

Unaudited Condensed Statements of Cash Flows

	For the six months ended
	June 30, 2021	June 30, 2020
Cash flows from operating activities:
Net income / (loss)	$(43,965)	$51,859
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	9,665	–
Changes in operating assets and liabilities:
Inventory	2,460	–
Accounts receivable and prepaid	(24,700)	–
Gift card liability	–	5,817
Receipt of PPP Loan	39,327	–
Accounts payable and accrued expenses	57,109	29,075
Net cash (used in) provided by operating activities	39,895	86,751

Cash flows from investing activities:
Purchasing of equipment	(12,327)	(57,245)

Cash flows from financing activities:
(Payment)/ Increase in contributions	–	36,582
(Payment)/ Proceeds from borrowings	(11,991)	–

Net increase in cash	15,577	66,088

Cash, beginning of period	41,475	–

Cash, end of period	$57,052	$66,088

Non-cash operating and financing activities
Inventory acquired through term loan	$–	$21,278
Equipment acquired through term loan	$–	$19,659

Supplemental Disclosures of Cash Flow Information:
Interest paid	$4,591	$–

These condensed financial statements have not been subjected to an audit or review or compilation engagement, and no assurance is provided on them.

The accompanying notes are an integral part of these condensed financial statements.

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Medical Aesthetic Solutions, LLC

Notes to Unaudited Condensed Financial Statements

Period ended June 30, 2021

1.       Summary of Significant Accounting Policies

Nature of Operations

Medical Aesthetic Solutions, LLC (the “Company”) was formed on March 16, 2020 (inception) under the laws of the State of Delaware to operate as a limited liability company. The Company is engaged in the business of providing outpatient medical services at its office in Sarasota, Florida. The organization, business and summary of significant accounting policies of the Company are presented to assist in understanding the accompanying financial statements. The financial statements and notes are those of the Company, and its management is responsible for their integrity and objectivity. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which, in the opinion of management, have been consistently applied.

Basis of Presentation - The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could materially differ from those estimates.

Cash

Cash is maintained at a banking institution that are insured by the Federal Deposit Insurance Company up to $250,000.  The Company’s deposits may, from time to time, exceed the $250,000 limit; however, management believes that there is no unusual risk present, as the Company places its cash with financial institutions which management considers being of high quality.

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost is determined by the first-in-first-out method.

Equipment

Equipment is stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated five-year useful life of the depreciable assets. The Company capitalizes equipment with a cost in excess of $2,500. Expenditures for maintenance and repairs are charged against operations.

Revenue Recognition

At inception, the Company adopted FASB issued Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance.

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Medical Aesthetic Solutions, LLC

Notes to Unaudited Condensed Financial Statements

Period ended June 30, 2021

1.       Summary of Significant Accounting Policies (cont.)

The guidance outlines a five-step process for revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards, and also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Major provisions include determining which goods and services are distinct and represent separate performance obligations, how variable consideration is recognized, whether revenue should be recognized at a point in time or over time and ensuring the time value of money is considered in the transaction price.

Revenue is recognized upon satisfaction of all contractual performance obligations and transfer of control to the customer and is measured as the amount of consideration the Company expects to be entitled to in exchange for corresponding goods or services. Substantially all of the Company's sales are single performance obligation arrangements.  For service and product revenue, the transaction price is equivalent to the stated price of the product, net of any stated discounts at a point in time.  Service and product revenue is recognized at the point of sale, net of sales tax.

Advertising

The Company expenses the costs of advertising as paid and totaled $56,270 for the six month period ended June 30, 2021 and $16,696 for the period ended June 30, 2020.

Income Taxes

The Company is a limited liability company classified as a C Corporation for income tax purposes and is not currently under examination by any taxing jurisdiction.

The Company accounts for income taxes in accordance with ASC 740-10, “Accounting for Income Taxes.”  Under this accounting standard, deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the applicable enacted income tax rates.  Income tax expense includes federal currently payable and deferred taxes arising from temporary differences between taxable income for financial and income tax reporting purposes. These temporary differences result principally from depreciation.

The Company adopted ASC 740-10, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.”  ASC 740-10 prescribes a minimum recognition threshold and measurement methodology that a tax position taken or expected to be taken in a tax return is required to meet before being recognized in the financial statements.

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes, which will require entities to present deferred tax assets and deferred tax liabilities as noncurrent in a classified balance sheet. The ASU simplifies the current guidance, which requires entities to separately present Deferred Tax Assets (DTAs) and Deferred Tax Liabilities (DTLs) as current and noncurrent in a classified balance sheet. ASU 2015-17 is effective for financial statements issued for annual periods beginning after December 15, 2017, and early adoption is permitted. ASU 2015-17 may be either applied prospectively to all DTAs and DTLs or retrospectively to all periods presented. Management adopted ASU 2015-17 in your inception. As a result, all DTAs and DTLs are presented as noncurrent in the accompanying consolidated balance sheets as of December 31, 2020.

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Medical Aesthetic Solutions, LLC

Notes to Unaudited Condensed Financial Statements

Period ended June 30, 2021

1.       Summary of Significant Accounting Policies (cont.)

In accordance with ASC 740-10, management performed an analysis of the Company’s tax positions and concluded that there are no uncertain tax positions, therefore, a liability for unrecognized tax positions is not required.

The Company’s deferred income tax liability was $16,841 as of June 30, 2021 and $0 for the period ended June 30, 2020. There were no other material deferred tax assets and liabilities.

Recent Accounting Pronouncements

ASU No. 2016-02, Leases (Topic 842). In February 2016, the FASB issued a new standard on leasing. From the lessee's perspective, the new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement for lessees. From the lessor's perspective, the new standard requires a lessor to classify leases as sales type, finance or operating. A lease will be treated as a sale if it transfers all of the risks and rewards, as well as control of the underlying asset, to the lessee. If risk and rewards are conveyed without the transfer of control, the lease is treated as a financing lease. If the lessor doesn't convey risks and rewards or control, an operating lease results. For nonpublic entities this new standard is effective for fiscal years beginning after December 15, 2021. A modified retrospective transition approach is required for leases for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. A modified retrospective transition approach is required for lessors for sales-type, direct financing, and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is in the process of evaluating the impact of this new pronouncement on its financial statements.

2.       Equipment

Equipment is as follows at June 30, 2021 and June 30, 2020:

	June 30, 2021	June 30, 2020
Medical equipment	$102,231	$–
Les accumulated depreciation	(9,665)	–
Net equipment	$92,566	$–

Depreciation expense for the six month period ended June 30, 2021 was $9,655 and no depreciation for the period ended June 30, 2020.

3.       Controlling Interest and Related Party Transactions

All of the Company’s membership units are owned by one individual.

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Medical Aesthetic Solutions, LLC

Notes to Unaudited Condensed Financial Statements

Period ended June 30, 2021

4.       Facility Lease

The Company leases a retail facility under an operating lease on a month-to-month basis. The monthly lease payments are $3,390 and total rent expense was $21,309 for the period ended June 30, 2021 and $9,873 for the period ended June 30, 2020.

5.       Prepaid Cards

The Cool Sculpting Machine requires a prepaid card to operate. The company had $24,700 in prepaid cards for the period ended June 30, 2021 and $0 for period ended June 30, 2020.

6.       Note Payable

On July 1, 2020, the Company purchased inventory and equipment and assumed the loan related to the assets in the amount of $39,937. Annual interest on the loan is 9.482% and monthly payments are $2,667. The remaining term of the note as of the acquisition date was fourteen months. The entire outstanding balance of $20,012 is classified as a current liability as of June 30, 2021 and was $0 at June 30, 2020.

7.        PPP Loan

In May 2020, The Company entered into a loan agreement with a financial institution, as lender, pursuant to which the financial institution is to provide a loan in the aggregate amount of $39,327 on the terms and conditions contained in the loan agreements, including such terms and conditions related to the forgiveness of the loans and the guaranty by the U.S. Small Business Administration (“SBA”), an agency of the Government of the United States, under the Paycheck Protection Program.  Interest on the loan is charged at 1% and principal and interest payments are to begin six months from the date of the loan. The indebtedness evidenced by these notes may be forgiven, pursuant to and subjected to, the terms of the Paycheck Protection Program (15 U.S. C. § 636(a)(36)), and the guidance issued in relation thereto by SBA and/or the U.S. Department of Treasury.

8.       Subsequent Events

On July 28, 2021, the sole member’s entire interest in the Company was sold to an unrelated third party.

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